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                                                                    EXHIBIT 16.3



                              Colene Blankinship
                                5927 Sean Court
                               Humble, TX  77346

                                 March 1, 2000


Mr. Steven B. Rash
President & CEO
American BioMed, Inc.
PO Box 8429
The Woodlands, TX  77387-8429

Dear Steve:

I have enjoyed my tenure with American BioMed, Inc. and working with you through the many challenges and opportunities that were presented. My decision to resign was not an easy one. Effective March 16, 2000 I am resigning my full-time position with the Company as controller and chief accounting officer and will continue my duties part-time until after the Company's Form 10-K filing is complete, which I anticipate to be on or before March 30, 2000. I will also assist with the filing of the Form S-1.

I will continue my duties as Secretary/Treasurer of the Company until such time as the Board of Directors elects a replacement.

I wish you and the Company the best in the coming months.

Sincerely,

/s/ Colene Blankinship

Colene Blankinship